Exhibit 3.04

STATE OF UTAH DEPARTMENT OF COMMERCE DIVISION OF CORPORATIONS AND COMMERICAL CODE		RECEIVED DEC 28 1990

I Hereby certify that this foregoing has been filed

and approved on the 28TH Day of December 1990

In the Office of this Division

EXAMINER:  /S/     Date 12/28/1990

SEAL                             /s/ Peter Van Alstyne

                                       PETER VAN ALSTYNE

                                       DIVISION DIRECTOR

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CHAMPION CONCEPTS, INC.

Pursuant to the applicable provisions of the Utah Business Corporations Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST:

The present name of the corporation is Champion Concepts, Inc.

SECOND:

The following amendments to its Articles of Incorporation were adopted by the shareholders of the corporation on December 28, 1990 in the manner prescribed by Utah law.

1.

Article IV is amended as follows:

Article IV- STOCK

The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares at a par value of $.04 per share.  All stock when issued shall be fully paid and non-assessable.

No holder of shares of common stock of the corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or thereafter be authorized to issue.  The Board of Directors of the corporation may, however, at its discretion, by resolution determine that any unissued securities of the corporation shall be offered for subscription solely to the holders of common stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said board at its discretion may determine.

Each share of common stock shall be entitled to one vote at stockholders meetings, either in person or by proxy.  Cumulative voting in elections of Directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

THIRD:

The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 14,361,000 shares.

FOURTH:

The number of shares voted for such amendments was 2,091,824 and the number voted against such amendments was 1600.

DATED this 28 day of Dec. 1990

Attest:

CHAMPION CONCEPTS, INC.

/s/ Kelly G Parker

/s/ Ken Edwards

Kelly G Parker

Ken Edwards

Secretary

President

VERIFICATION

STATE OF UTAH

)

: ss.

COUINTY OF SALT LAKE

)

The undersigned being first duly sworn, deposes and states: that the undersigned is the Secretary of Utah Innovation Associates, Inc. that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the amendment duly adopted by the stockholders of the Corporation.

/s/ Kelly G Parker

Kelly G Parker, Secretary

STATE OF UTAH

)

: ss.

COUINTY OF SALT LAKE

)

Before me the undersigned Notary Public in and for the said County and State, personally appeared the President and Secretary of Champion Concepts, Inc., a Utah corporation, and signed the foregoing Articles of Amendment as their own free and voluntary act and deed pursuant to a corporate resolution for the uses and purposes set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of December, 1990.

My Commission Expires:

/s Laura Lee Sorenson

     SEAL

NOTARY PUBLIC, residing at

Salt Lake County, Utah

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